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                                                                   EXHIBIT 10.31

             REVOLVING CREDIT, EQUIPMENT LOAN AND SECURITY AGREEMENT

                                     between

                       TRANSACT TECHNOLOGIES INCORPORATED
                                   "Borrower"

                                       and

                                 BANKNORTH, N.A.

                                    "Lender"

                              Dated: August 6, 2003

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             REVOLVING CREDIT, EQUIPMENT LOAN AND SECURITY AGREEMENT

         THIS Revolving Credit, Equipment Loan and Security Agreement (the "Agreement"), dated as of August 6, 2003 by and between TransAct Technologies Incorporated, a Delaware corporation ("Borrower") and Banknorth, N.A., a national banking association ("Lender");

                              W I T N E S S E T H :

         In consideration of the premises and of the mutual covenants herein contained and to induce Lender to extend credit to Borrower, the parties agree as follows:

1        Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in Exhibit 1 hereto.

2        The Loan.

         2.1 Revolving Credit Loan. Lender agrees, on the terms and conditions set forth in this Agreement, to make Revolving Credit Loans to Borrower from time to time during the Revolving Credit Period in amounts such that the aggregate principal amount of Revolving Credit Loans and the face amount of any letters of credit and banker's acceptances at any one time outstanding will not exceed the lesser of (i) the Maximum Loan Amount and (ii) the Borrowing Base. The Borrowing Base shall be reduced by certain reserves as may be reasonably agreed to by the Borrower and the Lender and consistent with financial statement disclosures by the Borrower and reported in its filings under federal securities law, including without limitation a reserve for the settlement of certain patent claims in the amount of $1,000,000 (the "Patent Reserve") currently deducted from the Borrowing Base. Within the foregoing limit, Borrower may borrow, prepay and reborrow Revolving Credit Loans at any time during the Revolving Credit Period.

         2.2 Revolving Note. The Revolving Credit Loans shall be evidenced by a promissory note in the face amount of the Maximum Loan Amount and dated the date hereof and in the form appended here to as Exhibit 2 (the "Revolving Credit Note") and shall be payable in accordance with the terms of the Revolving Credit Note and this Agreement.

         2.3      Requesting Interest Rate.

             (a) Each Revolving Credit Loan shall be a Prime Rate Borrowing if made through any controlled disbursement or similar account maintained by the Borrower with Lender or a LIBOR Borrowing if the Borrower so requests in compliance with the provisions of this Agreement. The Borrower must request at least two Business Days prior to the end of any Interest Period that a LIBOR Borrowing be continued as a LIBOR Borrowing (in accordance

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with the provisions hereof) otherwise such LIBOR Borrowing will be continued as a Prime Rate Borrowing.

             (b) Each LIBOR Borrowing or continuation of any LIBOR Borrowing shall be in an amount at least equal to $100,000 or any greater multiple of $50,000. There shall not at any time be more than a total of four (4) LIBOR Borrowings outstanding for all Loans at any time.

             (c) The Borrower may request a LIBOR Borrowing or continuation of a LIBOR Borrowing not later than 11:00 a.m. Eastern Standard or Daylight Savings time, as applicable, two Business Days before the date of the proposed LIBOR Borrowing or continuation. Each request for a LIBOR Borrowing shall set forth the requested Interest Period and shall be irrevocable.

         2.4      Collections Account.

             (a) Borrower shall instruct all Account Debtors and other Persons obligated in respect of Accounts and other Collateral to make all payments in respect of the Accounts or other Collateral directly to Lender (by instructing that such payments be remitted to a post office box under the control of Lender). All such payments made to Lender through the post office box shall be deposited in the Collections Account. Borrower shall pay Lender's standard fees and charges in connection with such lockbox arrangement; as such fees and charges may change from time to time. Borrower further agrees that if the proceeds of any Collateral (including the payments made in respect of Accounts) shall be received by it, Borrower shall, as promptly as possible, deposit such proceeds in the Demand Deposit Account as soon as received. Until so deposited, all such proceeds shall be held in trust by Borrower for and as the property of Lender and shall not be commingled with any other funds or property of Borrower. Borrower hereby irrevocably authorizes and empowers Lender, its officers, employees and authorized agents to endorse and sign its name on all checks, drafts, money orders or other media of payment so delivered, and such endorsements or assignments shall, for all purposes, be deemed to have been made by Borrower prior to any endorsement or assignment thereof by Lender.

             (b) If Borrower subscribes to Lender's cash management services and such services are applicable to the Loan, the terms of such services, as set forth in the Blocked Account Agreement, shall control the manner in which funds are transferred between the Demand Deposit Account and the Loan for credit or debit to the Loan.

             (c) For the purpose of calculating interest due under this Agreement, payment items shall be deemed applied by Lender on account of the Loan two Business Days after receipt in the lockbox, subject to chargebacks for uncollected payment items. No payment item received by Lender shall constitute payment to Lender until such item is actually collected by Lender and credited to the Collections Account; provided, however, Lender shall have the right to charge back to the Collections Account, the Demand Deposit Account (or any other account of Borrower maintained at Lender) any item which is returned for inability to collect, plus accrued

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interest during the period of Lender's provisional credit for such item prior to receiving notice of dishonor.

             (d) Borrower hereby irrevocably appoints Lender (and any duly authorized Person designated by Lender) as Borrower's attorney-in-fact to endorse Borrower's name on any checks, drafts, money orders or other media of payment which come into Lender's possession or control; this power being coupled with an interest is irrevocable so long as any of the Indebtedness remain outstanding. Such endorsement by Lender under power of attorney shall, for all purposes, be deemed to have been made by Borrower (prior to any subsequent endorsement by the Lender) in negotiation of the item.

         2.5      Revolving Credit Loans.

             (a) Lender, in its discretion, may require from Borrower a signed written request for a Revolving Credit Loan in form satisfactory to Lender, which request shall be delivered to Lender no later than 12:00 noon (local Eastern Standard or Eastern Daylight Savings Time as applicable) on the date of the requested Revolving Credit Loan if a Prime Rate Borrowing and as provided in
Section 2.3 if a LIBOR Borrowing, and shall set forth the calculation of the Borrowing Base and a reconciliation to the previous request or Borrowing Base Certificate, specify the date (which shall be a Business Day) and the amount of the proposed Revolving Credit Loan and provide such other information as Lender may require. Lender's acceptance of such a request shall be indicated by its making the Revolving Credit Loan requested.

             (b) Notwithstanding the foregoing, Lender may, in its sole and absolute discretion, make or permit to remain outstanding Revolving Credit Loans in excess of the original maximum principal amount of the Revolving Credit Note, and all such amounts shall (i) be part of the Indebtedness evidenced by the Revolving Credit Note, (ii) bear interest as provided herein, (iii) be payable upon demand by Lender, and (iv) be entitled to all rights and security as provided under the Loan Documents.

             (c) Revolving Credit Loans may be repaid and reborrowed during the Revolving Credit Period; provided that if the Borrower repays the Liabilities in full and cancels this Agreement, the Borrower must pay to the Lender at such time a fee prior to the first anniversary of this Agreement equal to one percent (1.0%) of the Maximum Loan Amount, and after the first anniversary of this Agreement and prior to the second anniversary of this Agreement of one half percent (0.50%) of the Maximum Loan Amount. Such payment shall be due and payable upon the giving of any notice to the Lender of the cancellation of this Agreement by the Borrower and shall be Indebtedness hereunder.

             (d) Borrower will maintain all of its primary deposit accounts with Lender, provided that Borrower may continue to utilize a deposit account with Tompkins County Trust in Ithaca, New York; provided that Tompkins County Trust executes the block account agreement (the "Tompkins Blocked Account Agreement") in the form appended hereto as Exhibit 3 and such account is closed within ninety (90) days of the date hereof.

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         2.6      Equipment Line. In addition to the Revolving Credit Loans made pursuant to Section 2.1 above, and subject to the terms and conditions set forth herein, the Lender shall make available to the Borrower Equipment Loans up to a maximum aggregate principal amount of $1,000,000 (the "Equipment Loan Amount") to the Borrower to be repaid as provided in the Equipment Notes in the form appended hereto as Exhibit 4 provided, however, that each such Equipment Loan shall not exceed between eighty percent (80%) of the net invoice cost (which shall be exclusive of shipping, handling, installation and all other "soft" costs) of any new Equipment to be purchased by Borrower. Borrower may request Equipment Loans prior up to July 31, 2004 during any period in which no Event of Default exists and is continuing up to the Equipment Loan Amount. Each Equipment Loan may be prepaid without penalty except for any prepayment of any LIBOR Borrowing or Fixed Rate Borrowing which will be subject to the provisions of
Section 2.15. Principal amounts of Equipment Loans which have been repaid or prepaid may not be reborrowed.

         The Equipment Loan for $450,000.00 made on the date hereof shall be payable based upon 60 equal monthly payments of principal commencing one month from the date hereof with interest payable monthly with each payment of principal at the rate selected by the Borrower. All further Equipment Loans shall be payable interest only as a Prime Rate Borrowing or a LIBOR Borrowing until the earlier of the date upon which the Equipment Loans are advanced up to the Equipment Loan Amount or July 31, 2004. Thereafter the then outstanding balance of the Equipment Loans advanced after the date hereof shall amortize based on 60 equal monthly principal payments with interest. Upon the date amortization commences the Borrower must choose whether such Equipment Loan will be a Fixed Rate Borrowing for the balance of the term of the Equipment Loan or either a LIBOR Borrowing or the Prime Rate Borrowing for the balance of the terms of the Equipment Loan. Notwithstanding anything hereinabove to the contrary, the entire unpaid principal balance of Equipment Loans and any accrued and unpaid interest thereon, shall be immediately due and payable upon the earlier to occur of (i) the acceleration of the Indebtedness as provided in
Section 8 hereof or (ii) July 31, 2008.

         2.7 Letters of Credit. Lender in its sole discretion may issue letters of credit or bankers' acceptances upon terms and conditions satisfactory to Lender.

         2.8      Repayment of Loans.

             (a) The Revolving Credit Loans shall mature, and the principal amount thereof and all interest, fees, expenses and other amounts payable under the Loan Documents shall be due and payable on the last day of the Revolving Credit Period unless extended in writing by the Lender in its sole discretion.

             (b) The principal amount of each Equipment Note shall be payable as provided in Section 2.6 hereof and the Equipment Notes.

             (c) The Equipment Notes may be prepaid as provided in Section 2.6 hereof.

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             (d) Borrower shall pay interest on the aggregate unpaid principal balance of each LIBOR Borrowing from the date of each such Loan through and including the last day of the Interest Period chosen by Borrower with respect to such LIBOR Borrowing or any continuation thereof as provided in Section 2.13 and shall pay all interest accrued but unpaid at the option of Lender (i) on the first day of each month, (ii) monthly from the date the LIBOR Borrowing is made or (iii) on the last day of the applicable Interest Period. Accrued and unpaid interest on all Prime Rate Borrowings shall be due and payable on the first day of each calendar month.

             (e) Lender may debit any deposit account of Borrower with Lender, the Demand Deposit Account the Collections Account and/or make Revolving Credit Loans to Borrower (whether or not in excess of the lesser of the Maximum Loan Amount and the Borrowing Base) and apply such amounts to the payment of interest, fees, expenses and other amounts to which Lender may be entitled from time to time under any Indebtedness due Lender and Lender is hereby irrevocably authorized to do so without the consent of Borrower.

             (f) Borrower shall make each payment of principal of and interest on the Loan and fees hereunder not later than 12:00 noon (Eastern Standard or Eastern Daylight Savings Time as applicable) on the date when due, without set off, counterclaim or other deduction, in immediately available funds to Lender at its address referred to in Section 10.4. Whenever any payment of principal of, or interest on, the Loans or of fees shall be due on a day, which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

             (g) To the extent that the aggregate amount of all Revolving Credit Loans exceeds the Borrowing Base, the amount of such excess will be paid immediately to Lender upon Lender's demand. Failure to make such payment shall be an immediate Event of Default.

             (h) Regardless of the term of any Loan, all Loans shall be due and payable if any Loan is not paid when due.

         2.9 Overdue Amounts. Any payments not made as and when due shall bear interest from the date due until paid at the Default Rate, in Lender's discretion.

         2.10     Fees.

             (a) Borrower shall pay to Lender a non-refundable facility fee in the amount of $10,000.00 on the date of this Agreement.

             (b) Borrower shall pay to Lender a unused facility fee for each day at a rate per annum equal to the product of (i) one-quarter of one percent divided by 360 multiplied by (ii) the difference between (A) the Maximum Loan Amount and (B) the aggregate outstanding amount of the Revolving Credit Loans on such day, payable monthly on the first day of each calendar month with respect to the immediately preceding month.

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         2.11     Statement of Account. Lender will provide Borrower with a
statement of account on a monthly basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within forty-five (45) days after receipt.

         2.12     Interest Rate.

             (a) The Revolving Credit Loans comprising each Prime Rate Borrowing shall bear interest at a rate per annum equal to the Prime Rate as adjusted from time to time.

             (b) The Revolving Credit Loans and Equipment Loans comprising each LIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such LIBOR Borrowing plus the Applicable Margin for each such Type of Loan.

             (c) Equipment Loans comprising each Prime Rate Borrowing shall bear interest at a rate per annum equal to the Prime Rate plus 0.25% as adjusted from time to time.

             (d) Equipment Loans comprising each Fixed Rate Borrowing shall bear interest at a rate per annum equal to the Fixed Rate quoted on by the Lender prior to the date of such Equipment Loan.

             (e) If prior to the commencement of any Interest Period for a LIBOR Borrowing the Lender determines (which determination shall be conclusive absent manifest error):

                  (i) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

                  (ii) that, due to changes in circumstances, the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining their Loans included in such LIBOR Borrowing for such Interest Period;

then the Lender shall give notice thereof to the Borrower by telephone or telecopy as promptly as practicable thereafter and Loan shall be made as a Prime Rate Borrowing.

             (f) All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Prime Rate, Adjusted LIBO Rate, Fixed Rate or LIBO Rate shall be determined by Lender and such determination shall be conclusive absent manifest error.

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         2.13     Increased Costs.

             (a) If any Change in Law shall:

                  (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

                  (ii) impose on the Lender or the London interbank market any other condition affecting this Agreement or LIBOR Borrowings made by the Lender;

                  (iii) and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any LIBOR Borrowing (or of maintaining its obligation to make any such Loan), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

             (b) If the Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, if any, as a consequence of this Agreement or the Loans made by the Lender, to a level below that which the Lender or the Lender's holding company could have achieved but for such Change in Law (taking into consideration the Lender's policies and the policies of the Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender's holding company, for any such reduction suffered.

             (c) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13 and setting forth in reasonable detail the basis for such claim and a calculation of the amount payable to the Lender shall be delivered to the Borrower and shall be conclusive so long as it reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

         2.14     Break Funding Payment.

             (a) In the event of (i) the payment of any principal of any LIBOR Borrowing other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any LIBOR Borrowing other than on the last day of the Interest Period applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any LIBOR Borrowing on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith) then, in any such

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event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event, including the LIBOR Yield Maintenance Fee.

             (b) In the event of the prepayment of any principal of any Fixed Rate Borrowing (including as a result of an Event of Default) the Borrower shall compensate the Lender for the loss, cost and expense attributable to such prepayment in an amount equal to the greater of (i) one percent (1.00%) of the principal amount so prepaid or (ii) the Fixed Rate Yield Maintenance Fee.

         2.15     Mandatory Prepayments.

             (a) Sale, Damage, Destruction, etc. If Borrower sells any Equipment, or if any of the Collateral is damaged, destroyed or taken by condemnation, Borrower shall pay to Lender, unless otherwise specifically provided herein or otherwise agreed to by Lender, as and when received by Borrower and as a mandatory prepayment of the Loans, to be applied first against the last maturing installments of principal of any Equipment Loan used to finance the purchase of such Equipment, if any, in the inverse order thereof and then (or otherwise) to the Revolving Credit Loans, subject to Borrower's ability to reborrow Revolving Credit Loans in accordance with the terms hereof (or, at Lender's option, such of the other Indebtedness of Borrower as Lender may elect), a sum equal to the net proceeds received by Borrower from (i) such sale or (ii) such damage, destruction or condemnation, provided, however, that without Lender's consent, unless and until an Event of Default has occurred and is continuing:

                  (i) obsolete or worn out Equipment may be sold or otherwise disposed of by Borrower and the proceeds thereof may be retained by Borrower, so long as the fair market value of any such Equipment sold or otherwise disposed of in any single transaction is less than $25,000, and the fair market value, in the aggregate, of all such Equipment sold or otherwise disposed of by Borrower during any twelve-month period is less than $50,000; and

                  (ii) proceeds of Collateral arising from the damage, destruction or condemnation thereof may be retained by Borrower and used by Borrower to repair, restore or replace such Collateral, as the case may be, so long as the fair market value of any such Collateral damaged, destroyed or condemned in any single incident is less than $25,000 and the fair market value, in the aggregate, of all such Collateral owned by Borrower and damaged, destroyed or condemned during any twelve-month period is less than $50,000.

3        Conditions Precedent to Borrowing. Prior to making any Loan, the following conditions shall have been satisfied, in the sole opinion of Lender and its counsel:

         3.1 Conditions Precedent to Initial Advance. In addition to any other requirement set forth in this Agreement, Lender will not make the initial Loan unless and until the following conditions shall have been satisfied:

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             (a) Loan Documents. Borrower and each other party to any Loan
Document, as applicable, shall have executed and delivered this Agreement, the Revolving Credit Note, the initial Equipment Note and other required Loan Documents, all in form and substance satisfactory to Lender.

             (b) Supporting Documents. Borrower shall cause to be delivered to Lender the following documents:

                  (i) A copy of the governing instruments of Borrower and each Subsidiary, and a good standing certificate of Borrower and each Subsidiary, certified by the appropriate official of its state of incorporation and the State of Connecticut, if different;

                  (ii) Incumbency certificate and certified resolutions of the board of directors (or other appropriate Persons) of Borrower and each other Person executing any Loan Documents, signed by the Secretary or another authorized officer of Borrower or such other Person, authorizing the execution, delivery and performance of the Loan Documents;

                  (iii) The legal opinion of Borrower's legal counsel addressed to Lender regarding such matters as Lender and its counsel may reasonably request;

                  (iv) A satisfactory Borrowing Base Certificate duly completed by Borrower, together with all supporting statements, schedules and reconciliation as required by Lender;

                  (v) Satisfactory evidence of payment of all fees due and reimbursement of all costs incurred by Lender, and evidence of payment to other parties of all fees or costs which Borrower is required to pay under this Agreement;

                 (vi)     UCC searches and other Lien searches showing no
                  existing security interests in or Liens on the Collateral other than Permitted Liens or Liens to be terminated upon funding of the initial Loan and for which the Lender has a satisfactory payoff letter;

                  (vii)    Guaranties from each of the Guarantors;

                  (viii) Evidence of compliance with all orders and findings from any governmental body relating to the enforcement of Environmental Laws;

                  (ix) Fully executed and completed certificate in the form appended hereto as Exhibit 5 (the "Perfection Certificate");

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                  (x)      All material contracts of Borrower, if applicable,
                  including, without limitation, the GTECH Contract, the Hewlett Packard Contract, the Okidata Contract, and any of the following, which if cancelled or violated would have a Material Adverse Effect on the Borrower: leases, union contracts, labor contracts, other vendor supply contracts, other customer contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Lender;

                  (xi) Payout letter in form satisfactory to Lender from LaSalle Business Credit; and

                  (xii)    Intellectual Property Security Agreement.

             (c) Insurance. Borrower shall have delivered to Lender satisfactory evidence of insurance meeting the requirements of Section 5.3.

             (d) Perfection of Liens. UCC-1 financing statements shall duly have been recorded or filed in the manner and places required by law to establish, preserve, protect and perfect the interests and rights created or intended to be created by the security interest granted hereunder; and all taxes, fees and other charges in connection with the execution, delivery and filing of the financing statements shall duly have been paid.

             (e) Lien Waiver Lender shall have received a Lien Waiver satisfactory to it from (i) all lessors of real property to the Borrower or in which Collateral is located and (ii) all processors and vendors agreed to by the Borrower and the Lender.

             (f) Additional Documents. Borrower shall have delivered to Lender all additional opinions, documents, certificates and other assurances that Lender or its counsel may require.

         3.2 Conditions Precedent to Each Advance. The following conditions, in addition to any other requirements set forth in this Agreement, shall have been met or performed by the requested date for any Revolving Credit Loan or Equipment Loan (whether or not a written request is required) shall be deemed to be a representation that all such conditions have been satisfied:

             (a) No Default. No Default shall have occurred and be continuing or would occur upon the making of the Revolving Credit Loan or Equipment Loan in question.

             (b) Correctness of Representations. All representations and warranties made by Borrower herein or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of the proposed date for the Revolving Credit Loan or Equipment Loan except to the extent that such representations relate to a specific date or prior event.

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             (c) Limitations Not Exceeded. The proposed Revolving Credit Loan shall not cause the outstanding principal balance of the Revolving Credit Loans to exceed the lesser of the Maximum Loan Amount and the Borrowing Base.

             (d) Further Assurances. Borrower shall have delivered such further documentation or assurances as Lender may reasonably require.

4        Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loans provided for herein, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of each date the Borrower requests a Revolving Credit Loan:

         4.1 Valid Existence and Power. Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. Each of Borrower and each other Person which is a party to any Loan Document (other than Lender) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors' rights generally.

         4.2 Authority. The execution, delivery and performance thereof by Borrower and each other Person (other than Lender) executing any Loan Document have been duly authorized by all necessary action of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and, except as set forth on Schedule 4.2, do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

         4.3 Financial Condition. Other than as disclosed in financial statements delivered on or prior to the date hereof to Lender, neither Borrower nor any Subsidiary has any direct or contingent obligations or liabilities (including any guarantees or leases) or any material unrealized or anticipated losses from any commitments of such Person except as described on Schedule 4.3 (if any). All such financial statements have been prepared in accordance with GAAP (other than the absence of footnotes and subject to year end adjustment, as to interim statements) and fairly present the financial condition of Borrower or Subsidiary, as the case may be, as of the date thereof. Borrower is Solvent, and after consummation of the transactions set forth in this Agreement and the other Loan documents, Borrower will be Solvent.

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         4.4      Litigation. Except as disclosed on Schedules 4.4 and 4.14 (if any), there are no suits or proceedings pending, or to the knowledge of Borrower threatened, before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Borrower or any Subsidiary, or their assets, which if adversely determined would have a Material Adverse Effect on Borrower or such Subsidiary.

         4.5 Agreements, Etc. Neither Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any court order, governmental decree or any charter or other corporate restriction, adversely affecting its business, assets, operations or condition (financial or otherwise), and except as set forth on Schedule 4.5 (if any), no such Person is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party, or any law, regulation, decree, order or the like.

         4.6 Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower or any Subsidiary or for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and it is not in default, nor has any event occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a Material Adverse Effect on such Person. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

         4.7 Title. Each of Borrower and each Subsidiary have good title to all of the assets shown in its financial statements free and clear of all Liens, except Permitted Liens.

         4.8 Collateral. The security interests granted to Lender herein and pursuant to any other Security Agreement (a) constitute and, as to subsequently acquired property included in the Collateral covered by the Security Agreement, will constitute, security interests under the Code entitled to all of the rights, benefits and priorities provided by the Code and (b) are, and as to such subsequently acquired Collateral will be, fully perfected, superior and prior to the rights of all third persons, now existing or hereafter arising, subject only to Permitted Liens. All of the Collateral is intended for use solely in Borrower's business.

         4.9 Taxes. Borrower and each Subsidiary have filed all federal and state income and other tax returns which are required to be filed, and have paid all taxes as shown on said returns and all taxes, including withholding, FICA and ad valorem taxes, shown on all assessments received by it to the extent that such taxes have become due. Except as set forth on Schedule 4.9, neither Borrower nor any Subsidiary is subject to any federal, state or local tax Liens nor has such Person received any notice of deficiency or other official notice to pay any taxes. Borrower and each Subsidiary have paid all sales and excise taxes payable by it.

         4.10 Labor Law Matters. No goods or services have been produced by Borrower or any Subsidiary in violation of any applicable labor laws or regulations or any collective bargaining agreement or other labor agreements or in violation of any minimum wage, wage-and-hour or other similar laws or regulations, except for such violations as would not have a Material Adverse Effect on Borrower.

         4.11 Accounts. Each Account, instrument, chattel paper and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors' rights; (b) is not subject to any deduction or discount (other than as stated in the invoice), defense, set off, claim or counterclaim not accounted for in the Borrowing Base Certificate or as to which Borrower has notified Lender in writing in a Borrowing Base Certificate and accounted for in such Borrowing Base Certificate;
(c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except to the extent accounted for in a Borrowing Base Certificate delivered to the Lender; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens other than Inchoate Liens; and
(f) is for a liquidated amount maturing as stated in the invoice therefore. Each Account included in any Borrowing Base Certificate, report or other document as an Eligible Account meets all the requirements of an Eligible Account set forth herein.

         4.12 Judgment Liens. Neither Borrower nor any Subsidiary, nor any of their assets, are subject to any unpaid judgments (whether or not stayed) or any judgment liens in any jurisdiction.

         4.13     Subsidiaries. Borrower's Subsidiaries are listed on Schedule
4.13.

         4.14 Environmental. Except as disclosed on Schedule 4.14 or remedied to the satisfaction of the appropriate regulatory agency and to the best knowledge of the Borrower, and except for ordinary and customary amounts of solvents, cleaners and similar materials used in the ordinary course of Borrower's business and in material compliance with all Environmental Laws, Borrower has not generated, stored or disposed of any Regulated Material on any portion of any property currently owned or operated by Borrower, or transferred any Regulated Material from such property to any other location in violation of any applicable Environmental Laws. Except as disclosed on Schedule 4.14, to the best knowledge of the Borrower, Borrower is in material compliance with all applicable Environmental Laws, and Borrower has not been notified of any action, suit, proceeding or investigation which calls into question compliance by Borrower with any Environmental Laws, or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Regulated Material. To the best knowledge of Borrower, any material non-compliance whether set forth on

Schedule 4.14 or otherwise, which has been the subject of an investigation by a regulatory agency has been remedied or is being remedied to the satisfaction of the applicable regulatory agency.

         4.15 ERISA. Except as set forth on Schedule 4.15, no Benefit Plan was in violation in any material respect of any of the provisions of ERISA or any of the qualification requirements of Section 401(a) of the IRC within the immediately preceding five year period, no non-exempt Prohibited Transaction or Reportable Event has occurred with respect to any Benefit Plan, no Benefit Plan has been the subject of a waiver of the minimum funding standard under Section 412 of the IRC, no Benefit Plan has experienced an accumulated funding deficiency under Section 412 of the IRC, no Lien has been imposed upon the Borrower or any ERISA Affiliate of Borrower under Section 412(n) of the IRC, no Benefit Plan has been amended in such a way that the security requirements of
Section 401(a)(29) of the IRC apply, no notice of intent to terminate a Benefit Plan has been distributed to affected parties or filed with the PBGC under
Section 4041 of ERISA, and no Benefit Plan has been terminated under Section 4041(e) of ERISA, the PBGC has not instituted proceedings to terminate, or appoint a trustee to administer, a Benefit Plan and no event has occurred or condition exists which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan, neither Borrower nor any ERISA Affiliate of Borrower would be liable for any amount in the aggregate pursuant to Sections 4062, 4063 or 4064 of ERISA if all Benefit Plans terminated as of the most recent valuation dates of such Benefit Plans which would reasonably result in a Material Adverse Effect; neither Borrower nor any ERISA Affiliate of Borrower maintains any employee welfare benefit plan, as defined in Section 3(1) of ERISA, which provides any benefits to an employee or the employee's dependents with respect to claims incurred after the employee separates from service other than is required by applicable law; and neither Borrower nor any ERISA Affiliate of Borrower has incurred or expects to incur any withdrawal liability to any Multiemployer Plan and after the Closing Date, none of the above-described events shall occur which are reasonably likely to result in Material Adverse Effect;

         4.16 Investment Company Act. Neither Borrower nor any Subsidiary is an "investment company" as defined in the Investment Company Act of 1940, as amended.

         4.17 Compliance with Covenants; No Default. Borrower is, and upon funding of the Loans will be, in compliance with all of the covenants hereof. No Default has occurred, and the execution, delivery and performance of the Loan Documents and the funding of the Loans will not cause a Default.

         4.18 Intellectual Property. The Borrower and each of its Subsidiaries own such patents, trademarks, copyrights and other intellectual property to operate their respective businesses and have valid and enforceable licenses or rights to any additional patents, trademarks and registered copyrights necessary for the operation of their respective businesses. Schedule
4.18 is a complete list of all owned and licensed patents, trademarks, copyrights and other intellectual property of the Borrower or any of its Subsidiaries. Except as set forth on Schedule 4.18, no claim of infringement has been asserted against the Borrower as to any intellectual property.

         4.19 Full Disclosure. There is no fact (other than facts which are generally available to the public and not particular to Borrower, such as general economic or industry trends) which is known by Borrower that Borrower has not disclosed to Lender which would have a greater than $100,000 negative impact on the Company's results of operations or Collateral, as determined under generally accepted accounting principles, in the then current quarter. Taken as a whole the Loan Documents and any agreement, document, certificate or statement delivered by Borrower to Lender do not contain any untrue statement of a material fact or omit to state any material fact which is known by Borrower and which is necessary to keep the other statements from being misleading.

         4.20 Perfection Certificate. All representations, warranties and statements made by Borrower in the Perfection Certificate executed and delivered by Borrower to Lender in connection with the Loan are true and correct as of the date hereof.

5        Affirmative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower and each Subsidiary:

         5.1 Use of Loan Proceeds. Shall use the proceeds of the Revolving Credit Loans only for the repayment of outstanding loans due to LaSalle Business Credit Corp. and for working capital to be used in the operation of Borrower's business, and the Borrower shall furnish Lender all evidence that it may reasonably require with respect to such use. The Equipment Loans shall be used exclusively to acquire equipment to be used in the operation of the Borrower's business.

         5.2 Maintenance of Business and Properties. Shall at all times maintain, preserve and protect all Collateral and all the remainder of its material property used or useful in the conduct of its business, and keep the same in good repair, working order and condition (ordinary wear and tear accepted), and from time to time make, or cause to be made, all material needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and in accordance with standards generally accepted in businesses of a similar type and size at all times, and maintain and keep in full force and effect all licenses and permits reasonably necessary to the proper conduct of its business.

         5.3 Insurance. Shall maintain such liability insurance, workers' compensation insurance, business interruption insurance and casualty insurance as may be required by law, customary and usual for prudent businesses in its industry or as may be reasonably required by Lender and shall insure and keep insured all Collateral and other properties in good and responsible insurance companies satisfactory to Lender. Such insurance shall insure all Collateral no matter where located, including collateral held by third parties as processors or vendors to the Borrower. All hazard insurance covering Collateral shall be in amounts and shall contain co-insurance and deductible provisions approved by Lender, shall name and directly insure Lender as secured party and loss payee under a long-form loss payee clause acceptable to Lender, or its equivalent, and shall not be terminable except upon 30 days' written notice to Lender.

         5.4      Notice of Default. Shall provide to Lender prompt notice of
(a) the occurrence of a Default and what action (if any) Borrower is taking to correct the same, (b) any material litigation or material changes in existing litigation or any judgment against it or its assets, (c) any material damage or loss to property, (d) any notice from taxing authorities as to claimed deficiencies or any tax lien or any notice relating to alleged ERISA violations,
(e) any ERISA Event (f) any material rejection, return, offset, dispute, loss or other circumstance with respect to the Collateral not reflected in the then current Borrowing Base Certificate, (g) the cancellation or termination of, or any default under, any material agreement to which Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any Debt of Borrower; and (h) any loss or threatened loss of material licenses or permits.

         5.5 Inspections. Shall permit inspections of the Collateral and the records of such Person pertaining thereto and verification of the Accounts, at such times and in such manner as may be reasonably required by Lender; provided that prior to an Event of Default such examinations shall take place during normal business hours of the Borrower and upon twenty-fours (24) hours prior notice. Borrower shall further permit such inspections, reviews and field examinations of its other records and its properties (with such reasonable frequency and at such reasonable times as Lender may desire) by Lender as Lender may deem necessary or desirable from time to time. Provided, that prior to an Event of Default, the Lender shall conduct such examinations no more than three times a year. The cost of such field examinations, reviews, verifications and inspections shall be borne by Borrower and, prior to an Event of Default, shall not exceed $750.00 per day plus out of pocket expenses and not more than $11,000 per calendar year; provided such fees shall be subject to periodic review by Lender.

         5.6 Financial Information. Shall maintain books and records in accordance with GAAP and shall furnish to Lender the following periodic financial information:

              (a) Periodic Borrowing Base Information.

                  (i) By the second Business Day of each subsequent week Borrower shall deliver to Lender a Borrowing Base Certificate for the previous week in form appended hereto as Exhibit 6 (each a "Borrowing Base Certificate").

                  (ii) Within twenty (20) days of the end of each fiscal month (or more frequently if required by Lender), in addition to a completed Borrowing Base Certificate in such form as Lender shall require Borrower shall attach the following to the Borrowing Base Certificate, which shall be certified by the chief financial officer or chief executive officer of Borrower to be accurate and complete and in compliance with the terms of the Loan Documents: (i) a report listing all Accounts and all Eligible Accounts of Borrower as of the last Business Day of such fiscal month (an "Accounts Receivable Report") which shall include the amount and age of each Account, the name and mailing address of each Account Debtor, a detailing of all credits due such Account Debtor by Borrower stated in the number of days which have elapsed since the date each such credit was issued by Borrower, and such other information as Lender may require in order to verify the Eligible Accounts, all in reasonable detail and in form acceptable to Lender, (ii) a report listing all Inventory and all Eligible Inventory of Borrower as of the last Business Day of such fiscal month, the cost thereof, specifying Raw Material Eligible Inventory and Finished Goods Eligible Inventory as well as work in process and all Inventory which has not been timely sold by Borrower in the ordinary course of business, and such other information as Lender may require relating thereto, all in form acceptable to Lender (an "Inventory Report"), and (iii) a report reconciling
                  (x) the Accounts and Inventory of Borrower as set forth on the Accounts Receivable Report and the Inventory Report attached to the Borrowing Base Certificate to (y) the aggregate Accounts and Inventory set forth in the financial statements delivered to Lender pursuant to Section 5.6(c) (which shall be based upon Borrower's general ledger).

              (b) Inventory and Equipment Reports. In addition to the reports required in Section 5.6 (a) (ii), the Borrower has delivered as of the date hereof a report listing for each of the processors and vendors listed on
Schedule 3 to Perfection Certificate (i) the name and address of any third party which is holding, processing or using such Inventory or Equipment and (ii) stating whether such third party has executed a Lien Waiver in favor of the Lender (the "Inventory and Equipment Report"), and a spread sheet setting forth in summary the tooling by vendor, whether or not listed on the Perfection Certificate. The Borrower shall update the tooling at vendors listed on Schedule 3 to the Perfection Certificate at any time when there is a change which exceeds $50,000 in the aggregate in the tooling at any particular location or any new location when the tooling at a vendor exceeds $50,000 in value. Notwithstanding the forgoing, the Borrower shall deliver to the Lender an update to the Inventory and Equipment Report not later than thirty (30) days after the end of each fiscal quarter, modifying Schedule 3 to the Perfection Certificate, if necessary, so that the vendors listed on Schedule 3 to the Perfection Certificate as holding tooling make up at least 80% of the value of tooling at all vendors and listing any new processors holding inventory of a value of more than $50,000 and the amount of inventory at that processor.

              (c) Interim Statements.

                  (i) Within thirty (30) days after the end of each fiscal month interim statements, including a consolidated balance sheet of Borrower at the end of that period and a consolidated income statement and statement of cash flows for that period (and for the portion of the fiscal year ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding fiscal year, and certified by the chief financial officer of Borrower as true and correct and fairly representing the financial condition of Borrower and its Subsidiaries and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments; and

                  (ii) Within forty-five days after the end of each fiscal quarter, a copy of Borrower's Form 10-Q submitted to the Securities and Exchange Commission, including a consolidated balance sheet of Borrower at the end of that period and a consolidated income statement and statement of cash flows for that period (and for the portion of the fiscal year ending with such period), together with all supporting schedules, setting forth in comparative form the figures for the same period of the preceding fiscal year, and certified by the chief financial officer of Borrower as true and correct and fairly representing the financial condition of Borrower and its Subsidiaries and that such statements are prepared in accordance with GAAP, except without footnotes and subject to normal year-end audit adjustments; provided that each fiscal quarter financial statement delivered to the Lender hereunder shall be reviewed but not audited;

              (d) Annual Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower:

                  (i) a copy of Borrower's Form 10-K as submitted to the Securities and Exchange Commission, including:

                  (ii) consolidated statements of income, retained earnings and cash flows of the Borrower for such fiscal year and the related consolidated sheets of the Borrower as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year; and

                  (iii) an opinion of independent certified public accountants of recognized standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) stating that said financial statements referred to in the preceding clause (i) fairly present the financial condition and results of operations of the Borrower as at the end of, and for, such fiscal year in accordance with GAAP.

              (e) No Default Certificates. Together with each report required by Subsection (c) and (d), a certificate of its chief executive officer or chief financial officer in the form appended hereto as Exhibit 7 ("Compliance Certificate") that no Event of Default then exists or if an Event of Default exists, the nature and duration thereof and Borrower's intention with respect thereto, and that Borrower is in compliance with the Financial Covenants set forth in Section 7.

              (f) Auditor's Management Letters. Promptly upon receipt thereof, copies of each report submitted to Borrower by independent public accountants in connection with any annual, interim or special audit made by them of the books of Borrower including, without limitation, each report submitted to Borrower concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of Borrower;

              (g) Other Filing. Borrower shall deliver to the Lender copies of all notices received from or filings made with the Securities and Exchange Commission, any state securities office or any exchange;

              (h) Other Information. Such other information reasonably requested by Lender from time to time concerning the business, properties or financial condition of Borrower and its Subsidiaries;

              (i) Projections. Before the commencement of each fiscal year, deliver Projections to Lender for Borrower for such fiscal year. All Projections will be prepared in good faith by Borrower based on assumptions and opinions that Borrower arrives at in good faith. Actual results may vary significantly and Borrower shall have no liability by reason of Borrower's failure to meet any projections or estimates. Borrower disclaims any representation or warranty regarding the accuracy of such projections or estimates or the truth or reasonableness of such projections and estimates or the assumptions and opinions which underlie such projections and estimates, except that they will be arrived at in good faith.

         5.7 Maintenance of Existence and Rights. Borrower will preserve and maintain its corporate existence, authorities to transact business, rights and franchises, trade names, patents, trademarks and permits necessary to the conduct of its business.

         5.8 Payment of Taxes, Etc. Shall pay before delinquent all of its debts and taxes, except for debts and taxes being actively contested in good faith and in accordance with law and with proper reserves maintained on its books and records. The Borrower shall promptly notify the Lender of any such taxes being so contested.

         5.9 Compliance; Hazardous Materials. Except set forth on Schedule 4.14, shall materially comply with all laws, regulations, ordinances and other legal requirements, specifically including, without limitation, ERISA and all securities laws. Unless approved in writing by Lender, neither Borrower nor any Subsidiary shall engage in the storage, manufacture, disposition, processing, handling, use or transportation of any hazardous or toxic materials, unless in material compliance with applicable laws and regulations.

         5.10 Compliance with Assignment Laws. Shall, if required by Lender, comply with the Federal Assignment of Claims Act and any other applicable law relating to assignment of government contracts.

         5.11 Compliance with Intellectual Property. The Borrower shall maintain all of its patents, trademarks and copyrights and shall actively pursue any infringement of any such patent, trademark or copyright unless Borrower reasonably determines, after notice to the Lender, that the foregoing is not necessary for the conduct of its business and would not have a Material

Adverse Effect. The Borrower shall operate its business so as to not knowingly infringe any patent, trademark or copyright.

         5.12 Further Assurances. Shall take such further action and provide to Lender such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

         5.13 Covenants Regarding Collateral. Borrower makes the following covenants with Lender regarding the Collateral:

             (a) Borrower will use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance;

             (b) Borrower will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens;

             (c) Borrower will, at Lender's request, use reasonable best efforts to obtain and deliver to Lender such waivers as Lender may require waiving the landlord's, mortgagee's or other lienholder's enforcement rights against the Collateral and assuring Lender's access to the Collateral in exercise of its rights hereunder;

             (d) Borrower will promptly deliver to Lender all promissory notes, drafts, trade acceptances, chattel paper, instruments or documents of title which are Collateral, appropriately endorsed to Lender's order; and

             (e) Except for sales of Inventory in the ordinary course of business and the disposition of obsolete equipment as provided in Section 2.15, Borrower will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein.

         5.14 Environmental Matters; Reporting. Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all Environmental Laws to the extent non-compliance could result in a material liability or otherwise have a Material Adverse Effect on Borrower or any Subsidiary. Borrower will give the Lender prompt written notice of any material violation as to any environmental matter by Borrower and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse result would have a Material Adverse Effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by Borrower which are material to the operations of the Borrower, or (b) which will or threatens to impose a material liability on Borrower to any Person or which will require a material expenditure by Borrower to cure any alleged problem or violation.

6        Negative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower and each Subsidiary:

         6.1 Debt. Shall not create or permit to exist any Debt, except Permitted Debt.

         6.2 Liens. Shall not create or permit any Liens on any of its property except Permitted Liens.

         6.3 Dividends. Shall not pay or acquire any Subordinated Debt unless, after giving effect thereto, there shall be no Default hereunder and such payment or acquisition is specifically permitted by the Lender in writing (including, without limitation, by the express terms of the applicable Subordination Agreement). Additionally, Borrower shall not, unless specifically permitted by Lender in writing (i) declare or pay any dividend or other distribution (other than stock dividends) on, purchase, redeem or retire any shares of any class of its stock, or make any payment on account of, or set apart assets for the repurchase, redemption, defeasance or retirement of, any class of its stock, equity or other interest (ii) make any optional payment or prepayment on or redemption (including without limitation by making payments to a sinking fund or analogous fund) or repurchase of any Indebtedness for borrowed money other than indebtedness pursuant to this Agreement; (iii) pay any management or similar fees to any Person; or (iv) make any loan to any Person (except advances to Borrower's employees in the ordinary course of business consistent with past practices provided that all such advances shall not exceed $10,000 outstanding in the aggregate at any time).

         Notwithstanding the foregoing limitations of this Section 6.3, Borrower may:

         (1) pay cash dividends (each such payment, a "Preferred B Dividend Payment") on up to 4,000 shares of the Series B Preferred Stock in an aggregate amount not to exceed $70,000 per fiscal quarter and $280,000 per fiscal year so long as (A) no Default or Event of Default has occurred or would occur after giving effect to such Preferred B Dividend Payment, (B) such dividends are paid in the year in which such dividends accrued (except that dividends accrued in the last fiscal quarter of any year may be paid on or within ten (10) Business Days following January 1 of the immediately following fiscal year) and (C) Borrower shall have delivered a Dividend Certification. The determination of whether a Default or Event of Default would occur as a result of such Preferred B Dividend Payment shall be made on a pro forma basis based upon the financial statements of Borrower most recently delivered to Lender prior to the date of such Preferred B Dividend Payment as if such Preferred B Dividend Payment had been made on the last day of such fiscal period covered by such financial statements. Nothing contained herein shall be deemed to infer that any breach of a financial covenant or other provision of this Agreement subsequent to the payment of a Preferred B Dividend Payment would not constitute a Default or Event of Default.

         (2) issue additional shares of Series B Preferred Stock to holders of the Series B Preferred Stock in a principal amount not to exceed the amount of a scheduled Preferred B

Dividend Payment if (A) due to the limitations set forth in this subparagraph
(j), Borrower is not permitted to make such scheduled Preferred B Dividend Payment or (B) Borrower, in its commercially reasonable judgment, determines to pay such scheduled Preferred B Dividend Payment in kind by the issuance of additional shares of Series B Preferred Stock.

         (3) in accordance with the Series A Rights Agreement, (A) redeem the Series A Rights at a redemption price of $0.0001 per Series A Right and (B) issue shares of Series A Preferred Stock or common stock of Borrower in connection with the exercise of any Series A Right provided, that, any such issuance of Series A Preferred Stock or common stock of Borrower shall (x) be made only to Persons who are Non-Takeover Common Stockholders of record immediately prior to such issuance, except that prior to the fifth occurrence of a Section 11(a) (ii) Event or a Section 13 Event (as such terms are defined in the Series A Rights Agreement), any such issuance may be made to any Person who is a holder of a Series A Right and (y) not cause a Change of Control.

         6.4 ERISA. Borrower shall not (i) (x) maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Benefit Plan, other than those Plans disclosed on Schedule 4.15, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt "prohibited transaction", as that term is defined in section 406 of ERISA and Section 4975 of the IRC, (iii) incur, or permit any member of the Controlled Group to incur, any "accumulated funding deficiency", as that term is defined in Section 302 of ERISA or Section 412 of the IRC, (iv) terminate, or permit any member of the Controlled Group to terminate, any Benefit Plan could result in any material liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 4.15, (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Lender of the occurrence of any Termination Event, (viii) fail to comply, in all material respects, or permit a member of the Controlled Group to fail to comply, in all material respects, with the requirements of ERISA or IRC or other applicable laws in respect of any Benefit Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or IRC or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Benefit Plan except as permitted by applicable laws, in each event (i) through (ix) which would be reasonably likely to result in a Material Adverse Effect;

         6.5 Loans and Other Investments. Shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as "Investments") any

Person except for (a) purchases of direct obligations of the federal government,
(b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody's Investors Services, Inc. or Standard & Poor's Corporation, (d) existing investments in Subsidiaries, (e) endorsement of negotiable instruments for collection in the ordinary course of business, and (f) advances to employees for business travel and other expenses incurred in the ordinary course of business which do not at any time exceed $50,000.00 in the aggregate.

         6.6 Change in Business. Shall not enter into any business which is substantially different from the business in which it is presently engaged.

         6.7 Accounts. (a) Shall not sell, assign or discount any of its Accounts, chattel paper or any promissory notes, instrument or payment intangible held by it other than the discount of such notes in the ordinary course of business for collection; and (b) shall notify Lender promptly in writing of any material discount, offset or other deductions not shown on the face of an Account invoice and any material dispute over an Account, and any information relating to an adverse change in any Account Debtor's financial condition or ability to pay its obligations which are not reflected on the then current Borrowing Base Certificate if any of the foregoing in the aggregate would have a Material Adverse Effect on the Borrower.

         6.8 Transactions with Affiliates. Shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, pay any management fees to or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate (other than a Subsidiary); provided, however, that any acts or transactions prohibited by this Section may be performed or engaged in if upon terms not less favorable to Borrower or such Subsidiary than if no such relationship existed.

         6.9 No Change in Name, Offices; Removal of Collateral. Shall not, unless it shall have given 60 days' advance written notice thereof to Lender,
(a) change its name or the location of its chief executive office or other office where books or records are kept, (b) change its state of organization or
(c) permit any Inventory or other tangible Collateral to be located at any location other than its facilities as specified in the Perfection Certificate other than insignificant amounts of Inventory located at other facilities not specified in the Perfection Certificate.

         6.10 No Sale, Leaseback. Shall not enter into any sale-and-leaseback or similar transaction.

         6.11 Margin Stock. Shall not use any proceeds of the Loan to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of Federal Reserve System) or extend credit to others for the purpose of purchasing or carrying any margin stock.

         6.12 Tangible Collateral. Shall not, except as otherwise provided herein, allow any Inventory or other tangible Collateral to be commingled with, or become an accession to or part of, any property of any other Person so long as such property is Collateral; nor allow any tangible

Collateral to become a fixture unless Lender shall have given its prior written authorization, except as disclosed in the Certificate by Officers.

         6.13 Subsidiaries. Shall not acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent, except with the prior written consent of the Lender. Any new Subsidiary shall become a party to this Agreement and unless Lender otherwise agrees, shall grant to the Lender a Lien on all of its Collateral and agree to be bound by the provisions of this Agreement. Borrower shall not transfer, sell or assign any of its assets to any Subsidiary provided, that, during each fiscal year, Borrower may sell inventory consisting of finished goods or spare parts to TransAct UK having an aggregate fair market value of no more than $1,000,000. No Subsidiary of Borrower (other than TransAct UK) currently or shall in the future (x) engage in any business of a material nature, (y) own assets having an aggregate value in excess of $10,000 or (z) have liabilities in excess of $10,000 in the aggregate other than to Lender and Lenders pursuant to a Guaranty. In addition, TransAct UK shall not currently or shall not in the future (i) own assets having an aggregate value in excess of $500,000 or (ii) have indebtedness for borrowed money or any liability other than (A) in the ordinary course of business and (B) to Lender and Lenders pursuant to a Guaranty.

         6.14 Change of Name. Shall give Lender thirty (30) days prior written notice of any new trade or fictitious name. Borrower's use of any trade or fictitious name shall be in compliance with all laws regarding the use of such names.

         6.15 Liquidation, Mergers, Consolidations and Dispositions of Substantial Assets. Borrower shall not dissolve or liquidate, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise, all or a substantial part (more than 10% in the aggregate during the term hereof) of the assets of any Person, or sell, transfer, lease or otherwise dispose of all or a substantial part (more than 10% in the aggregate during the term hereof) of its property or assets, except for the sale of Inventory in the ordinary course of business and the merger of a Subsidiary with and into Borrower and which the Borrower is the surviving party, or sell or dispose of any equity ownership interests in any Subsidiary.

         6.16 Change of fiscal year or Accounting Methods. Shall not change its fiscal year or its accounting methods without the prior written consent of Lender.

         6.17 Purchase of Securities. Neither Borrower nor any Affiliate of Borrower shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of (i) purchasing any securities underwritten or privately placed by ABH AMRO Securities (USA) Inc. ("AASI"), an affiliate of Lender, (ii) purchasing from AASSI any securities in which AASI makes a market, or (iii) refinancing or making payments of principal, interest or dividends on any securities issued by Borrower or any Affiliate, and underwritten, privately placed or dealt in by AASI.

7        Financial Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this

Agreement, Borrower and each Subsidiary, on a consolidated basis, shall comply with the following additional covenants:

         7.1 Operating Cash Flow to Total Debt Service Ratio. Borrower shall, maintain a ratio of Operating Cash Flow to Total Debt Service at the end of each fiscal quarter of not less than:

-------------------------------------------------------------------------------
For the fiscal year to date at the end of each fiscal       1.25 to 1.00
quarter from June 30, 2003 through December 31, 2003
-------------------------------------------------------------------------------
For each subsequent fiscal quarter for the                  1.25 to 1.00
Four fiscal quarters then ending
-------------------------------------------------------------------------------

         7.2 Minimum Tangible Capital Funds. Borrower shall maintain minimum Tangible Capital Funds of $6,000,000, which shall be increased by 50% of positive Net Income of the Borrower at the end of each fiscal year upon the receipt of the report required under Section 5.6 (d), but not subtracting any negative Net Income, except for the fiscal year ended December 31, 2003. For the fiscal year ended December 31, 2003, the $6,000,000 minimum Tangible Capital Funds shall be increased by 50% of positive Net Income of the Borrower with no subtraction for negative Net Income, for the period from July 1, 2003 through December 31, 2003. If the Patent Resolution Payment occurs prior to December 31, 2003, the Borrower shall exclude from the calculation of Tangible Capital Funds the actual after tax impact of the Patent Resolution Payment on Tangible Capital Funds up to $500,000 through December 31, 2003. If the Patent Resolution Payment occurs prior to June 30, 2004, the Borrower shall exclude from the calculation of Tangible Capital Funds the actual after tax impact of the Patent Resolution Payment on Tangible Capital Funds up to $250,000 from January 1, 2004 through June 30, 2004. Subsequent to June 30, 2004, there shall be no such exclusion.

         7.3 Minimum Excess Availability. Borrower shall have Excess Availability on the date hereof of $1,500,000 and Excess Availability on each day thereafter of $350,000.

8        Default.

         8.1 Events of Default. Each of the following shall constitute an Event of Default:

             (a) There shall occur any default by Borrower in the payment, when due, of any principal of or interest on the Revolving Credit Note or the Equipment Notes or any amounts due hereunder or under any other Loan Document; or

             (b) There has occurred and is continuing default under Sections 5.1,5.5,5.6, 5.11, 5.13, Section 6 and Section 7 of this Agreement; or

             (c) Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a) or (b) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from Lender (given at the request of any Lender) to the Borrowers provided, however, that if such failure cannot be remedied during such 30 day period despite all reasonable efforts of the Borrowers, then such 30 day period shall be extended by an additional 30 day period if such delay could not reasonably be expected to have a Material Adverse Effect; provided, further, that such additional 30 day period shall immediately end if (i) it is no longer possible for such failure to be cured by the end of such period, or (ii) the Borrower ceases to proceed diligently and in good faith to cure such failure;

             (d) Any representation or warranty made by Borrower or any other party to any Loan Document (other than Lender) herein or therein or in any certificate or report furnished in connection herewith or therewith shall prove to have been untrue or incorrect in any material respect when made; or

             (e) Any other obligation now or hereafter owed by Borrower or any Subsidiary to Lender shall be in default and not cured within the grace period, if any, provided therein, or any such Person shall be in default under any Debt in excess of $50,000 owed to any other obligee, which default entitles the obligee to accelerate any such Debt or exercise other remedies with respect thereto; or

             (f) Borrower or any Subsidiary shall (A) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, other than (i) as permitted under Section 6.15 or (ii) the liquidation of a Subsidiary and distribution of its net assets to Borrower, (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts,
(F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or (G) take any corporate action for the purpose of effecting any of the foregoing; or

             (g) An involuntary petition or complaint shall be filed against Borrower or any Subsidiary or any Guarantor seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower or any Subsidiary or any Guarantor, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within ninety (90) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions;

             (h) There shall occur any physical loss, theft, damage or destruction of any of the Collateral, which loss exceeds $100,000 after the application of insurance proceeds; or

             (i) A judgment in excess of $100,000 shall be rendered against the Borrower or any Subsidiary and shall remain undischarged, undismissed and unstayed for more than ten days (except judgments validly covered by insurance with a deductible of not more than $100,000 except for director and officer liability insurance with no more than a $100,000 deductible and employment practices coverage under the director and officers liability insurance with no more than a $50,000 deductible) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any material portion of the Collateral or other assets of Borrower, any Subsidiary by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

             (j) The making of any levy, seizure or attachment upon Collateral having a value in excess of $50,000 which is not dismissed or released within 10 days of such levy, seizure or attachment; or

             (k) A Change of Control; or

             (l) the operations of any of Borrower's manufacturing facilities are interrupted at any time for more than ten (10) consecutive Business Days, unless Borrower shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) commence receiving such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; or

             (m) cancellation of the GTECH Contract or if the concentration of Accounts due from GTECH exceed 20% of total Accounts of the Borrower the occurrence of an event of default under the GTECH Contract which permits GTECH to terminate such agreement; or

             (n) there shall have occurred or there shall exist any other event or circumstance pursuant to which, but for the provisions of this Agreement, Borrower would have the obligation to redeem or repurchase the Series B Preferred Stock, or Series A Preferred Stock of Borrower.

         8.2 Remedies. If any Event of Default shall occur and be continuing, Lender may, without notice to Borrower, at its option, (i) withhold further Revolving Credit Loans to Borrower or (ii) take any or all of the following actions:

             (a) Lender may declare any or all Indebtedness to be immediately due and payable (if not earlier demanded), terminate its obligation to make Revolving Credit Loans to Borrower, bring suit against Borrower to collect the Indebtedness, exercise any remedy available to Lender hereunder or at law and take any action or exercise any remedy provided herein or in any other

Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Lender to exercise any other remedies.

             (b) Without waiving any of its other rights hereunder or under any other Loan Document, Lender shall have all rights and remedies of a secured party under the Code (and the Uniform Commercial Code of any other applicable jurisdiction) and such other rights and remedies as may be available hereunder, under other applicable law or pursuant to contract. If requested by Lender, Borrower will promptly assemble the Collateral and make it available to Lender at a place to be designated by Lender. Borrower agrees that any notice by Lender of the sale or disposition of the Collateral or any other intended action hereunder, whether required by the Code or otherwise, shall constitute reasonable notice to Borrower if the notice is mailed to Borrower by regular or certified mail, postage prepaid, at least five days before the action to be taken. Borrower shall be liable for any deficiencies in the event the proceeds of the disposition of the Collateral do not satisfy the Indebtedness in full.

             (c) Lender may demand, collect and sue for all amounts owed pursuant to Accounts, general intangibles, chattel paper or for proceeds of any Collateral (either in Borrower's name or Lender's name at the latter's option), with the right to enforce, compromise, settle or discharge any such amounts.

         8.3 Deposits; Insurance. After the occurrence and during the continuance of an Event of Default, Borrower authorizes Lender to collect and apply against the Indebtedness when due any cash or deposit accounts in its possession, and any refund of insurance premiums or any insurance proceeds payable on account of the loss or damage to any of the Collateral and irrevocably appoints Lender as its attorney-in-fact to endorse any check or draft or take other action necessary to obtain such funds.

9        Security Agreement.

         9.1      Security Interest.

             (a) As security for the payment and performance of any and all of the Indebtedness and the performance of all other obligations and covenants of Borrower hereunder and under the other Loan Documents, certain or contingent, now existing or hereafter arising, which are now, or may at any time or times hereafter be owing by Borrower to Lender, Borrower hereby pledges to Lender and gives Lender a continuing security interest in and general Lien upon and right of set-off against, all right, title and interest of Borrower in and to the Collateral, whether now owned or hereafter acquired by Borrower.

             (b) Except as herein or by applicable law otherwise expressly provided, Lender shall not be obligated to exercise any degree of care in connection with any Collateral in its possession, to take any steps necessary to preserve any rights in any of the Collateral or to preserve any rights therein against prior parties, and Borrower agrees to take such steps. In any case Lender shall be deemed to have exercised reasonable care if it shall have taken such steps for the care and preservation of the Collateral or rights therein as Borrower may have reasonably requested Lender to take and Lender's omission to take any action not requested by Borrower shall not be deemed a failure to exercise reasonable care. No segregation or specific allocation by Lender of specified items of Collateral against any liability of Borrower shall waive or affect any security interest in or Lien against other items of Collateral or any of Lender's options, powers or rights under this Agreement or otherwise arising.

         9.2 Power of Attorney. Borrower authorizes Lender at Borrower's expense to file any financing statements relating to the Collateral (without Borrower's signature thereon) which Lender deems appropriate and Borrower irrevocably appoints Lender as its attorney-in-fact to execute any such financing statements in Borrower's name and to perform all other acts which Lender deems appropriate to perfect and to continue perfection of the security interest of Lender. Borrower hereby appoints Lender as Borrower's attorney-in-fact to endorse, present and collect on behalf of Borrower and in Borrower's name any draft, checks or other documents necessary or desirable to collect any amounts, which Borrower may be owed. To the extent permitted by applicable law or by the terms of any such licenses or franchise agreements, Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in advertising for sale and selling any Collateral, and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the reasonable costs, expenses and attorneys' fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivering of the Collateral; secondly, to interest due upon any of the Indebtedness; and thirdly, to the principal amount of the Indebtedness. If any deficiency shall arise, Borrower shall remain liable to Lender therefore.

         9.3 Entry. Borrower hereby irrevocably consents to any act by Lender or its agents in entering upon any premises for the purposes of either
(i) inspecting the Collateral or (ii) taking possession of the Collateral and Borrower hereby waives its right to assert against Lender or its agents any claim based upon trespass or any similar cause of action for entering upon any premises where the Collateral may be located.

         9.4 Other Rights. Borrower authorizes Lender without affecting Borrower's obligations hereunder or under any other Loan Document from time to time (i) to take from any party and hold additional Collateral or guaranties for the payment of the Indebtedness or any other supporting obligations or any part thereof, and to exchange, enforce or release such collateral or guaranty of payment of the Indebtedness or any other supporting obligation or any part thereof and to release or substitute any endorser or guarantor or any party who has given any security interest in any collateral as security for the payment of the Indebtedness or any part thereof or any party in any way obligated to pay the Indebtedness or any part thereof; and (ii) upon the occurrence and during the continuance of any Event of Default to direct the manner of the disposition of the Collateral and the enforcement of any endorsements, guaranties, letters of credit or other security relating to the Indebtedness or any part thereof as Lender in its sole discretion may determine.

         9.5 Accounts. After the occurrence and during the continuance of an Event of Default, Lender may notify any Account Debtor of Lender's security interest and may direct such Account Debtor to make payment directly to Lender for application against the Indebtedness. Any such payments received by or on behalf of Borrower at any time, whether before or after default, shall be the property of Lender, shall be held in trust for Lender and not commingled with any other assets of any Person (except to the extent they may be commingled with other assets of Borrower in an account with Lender) and shall be immediately delivered to Lender in the form received. Lender shall have the right to apply any proceeds of Collateral to such of the Indebtedness as it may determine.

         9.6 Waiver of Marshaling. Borrower hereby waives any right it may have to require marshaling of its assets.

10       MISCELLANEOUS.

         10.1 No Waiver, Remedies Cumulative. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law, any Loan Document or otherwise.

         10.2 Survival of Representations. All representations and warranties made herein shall survive the making of the Loan hereunder and the delivery of the Revolving Credit Note and all Equipment Notes, and shall continue in full force and effect so long as any Indebtedness is outstanding, there exists any commitment by Lender to Borrower, and until this Agreement is formally terminated in writing.

         10.3 Indemnity By Borrower; Expenses. In addition to all other Indebtedness, Borrower agrees to defend, protect, indemnify and hold harmless Lender and its Affiliates and all of their respective officers, directors, employees, attorneys, consultants and agents from and against any and all losses, damages, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, attorneys' and paralegals' fees, costs and expenses) incurred by such indemnitees, whether prior to or from and after the date hereof, as a result of or arising from or relating to (i) the due diligence effort (including, without limitation, public record search, recording fees, examinations and investigations of the properties of Borrower and Borrower's operations), negotiation, preparation, execution and/or performance of any of the Loan Documents or of any document executed in connection with the transactions contemplated thereby and the perfection of Lender's Liens in the Collateral, maintenance of the Loan by Lender, and any and all amendments, modifications, and supplements of any of the Loan Documents or restructuring of the Indebtedness, (ii) any suit, investigation, action or proceeding by any Person (other than Borrower), whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute, regulation or common law principle, arising from or in connection with Lender's furnishing of funds to Borrower under this Agreement, (iii) Lender's preservation, administration and enforcement of its rights under the Loan Documents and applicable law, including the reasonable fees of the outstanding Indebtedness as attorneys fees if collected by or through an attorney at law and disbursements of counsel for Lender in connection therewith, whether suit be brought or not and whether incurred at trial or on appeal, and all costs of repossession, storage, disposition, protection and collection of Collateral,
(iv) periodic field exams, audits and appraisals performed by Lender as provided in Section 5.5; and/or (v) any matter relating to the financing transactions contemplated by the Loan Documents or by any document execution in connection with the transactions contemplated thereby, other than for such loss, damage, liability, obligation, penalty, fee, cost or expense arising from such indemnitee's gross negligence or willful misconduct. If Borrower should fail to pay any tax or other amount required by this Agreement to be paid or which may be reasonably necessary to protect or preserve any Collateral or Borrower's or Lender's interests therein, Lender may make such payment and the amount thereof shall be payable on demand, shall bear interest at the Default Rate from the date of demand until paid and shall be deemed to be Indebtedness entitled to the benefit and security of the Loan Documents. In addition, Borrower agrees to pay and save Lender harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any Loan, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Lender or Borrower with respect to the applicability of such tax. Borrower's obligation for indemnification for all of the foregoing losses, damages, liabilities, obligations, penalties, fees, costs and expenses of Lender shall be part of the Indebtedness, secured by the Collateral, chargeable against Borrower's loan account, and shall survive termination of this Agreement.

         10.4 Notices. Any notice or other communication hereunder under the Note to any party hereto or thereto shall be by hand delivery, overnight delivery, facsimile, telegram, telex or registered or certified mail and unless otherwise provided herein shall be deemed to have been given or made when delivered, telegraphed, telexed, faxed or three (3) Business Days after having been deposited in the mails, postage prepaid, addressed to the party at its address specified below (or at any other address that the party may hereafter specify to the other parties in writing):

                  Lender:          Banknorth, N.A
                                   Asset Based Lending Group
                                   1441 Main Street
                                   Springfield, MA 01103
                                   Attn: James Hickson

                  Borrower:        TransAct Technologies Incorporated
                                   7 Laser Lane
                                   Wallingford, Connecticut 06492
                                   Attn: Richard L. Cote, Executive Vice
                                   President and Chief Financial
                                   Officer

                  Copy to: Shipman & Goodwin LLP
                                One American Row
                               Hartford, Connecticut 06103
                               Attention: Thomas P. Flynn, Esquire

         10.5 Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of Connecticut and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction) except insofar as the laws of another jurisdiction may, by reason of mandatory provisions of law, govern the perfection, priority and enforcement of security interests in the Collateral.

         10.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender, and their respective successors and assigns; provided that Borrower may not assign any of its rights hereunder without the prior written consent of Lender, and any such assignment made without such consent will be void.

         10.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

         10.8 No Usury. Regardless of any other provision of this Agreement, the Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Note and not to the payment of interest, and (ii) if the loan evidenced by the Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Note or the refunding of excess to be a complete settlement and acquittance thereof.

         10.9 Powers. All powers of attorney granted to Lender are coupled with an interest and are irrevocable.

         10.10 Approvals. If this Agreement calls for the approval or consent of Lender, such approval or consent may be given or withheld in the discretion of Lender unless otherwise specified herein.

         10.11 No Punitive Damages. Each party agrees that it shall not have a remedy of punitive or exemplary damages against the other in any dispute and hereby waives any right or claim to punitive or exemplary damages it may have now or which may arise in the future in connection with any dispute.

         10.12 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 10.12.

         10.13 Participations. Lender shall have the right to enter into one or more participation with other lenders with respect to the Indebtedness. Upon prior notice to Borrower of such participation, Borrower shall thereafter furnish to such participant any information furnished by Borrower to Lender pursuant to the terms of the Loan Documents. Nothing in this Agreement or any other Loan Document shall prohibit Lender from pledging or assigning this Agreement and Lender's rights under any of the other Loan Documents, including collateral therefore, to any Federal Reserve Lender in accordance with applicable law.

         10.14 Dealings with Multiple Borrowers. If more than one Person is named as Borrower hereunder, all Indebtedness, representations, warranties, covenants and indemnities set forth in the Loan Documents to which such Person is a party shall be joint and several. Lender shall have the right to deal with any individual of any Borrower with regard to all matters concerning the rights and obligations of Lender hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, managers, members and/or agents of any Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder. Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such Person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. The foregoing is a material inducement to the agreement of Lender to enter into the terms hereof and to consummate the transactions contemplated hereby.

         10.15 Waiver of Certain Defenses. All rights of Lender and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Indebtedness, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Indebtedness, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Indebtedness, or
(iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Indebtedness.

         10.16 Connecticut Prejudgment Remedy Waiver. Borrower acknowledges that the transactions represented by this agreement are commercial transactions and hereby voluntarily and knowingly waives any rights to notice of and hearing on prejudgment remedies under chapter 903c of the Connecticut general statutes or other statutes affecting prejudgment remedies and authorizes the bank's attorney to issue a write for a prejudgment remedy without court order, provided the complaint shall set forth a copy of this waiver.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    BANKNORTH, N.A.

                                    By:  /s/ James Hickson
                                       -----------------------------------------
                                         James Hickson
                                         Its Vice President

                                    TRANSACT TECHNOLOGIES INCORPORATED

                                    By:  /s/ Richard L. Cote
                                       -----------------------------------------
                                         Richard L. Cote
                                         Its Executive Vice President and
                                         Chief Financial Officer

                              SCHEDULE OF EXHIBITS

         (If any exhibit is omitted, the information called for therein shall be considered "None" or "Not Applicable")

Exhibit           Section Reference                     Title
-------           -----------------                     -----
   1              1 ("Definitions")            Definitions

   2              2.2                          Revolving Credit Note

   3              2.5                          Tompkins Blocked Account

   4              2.6                          Equipment Notes

   5              3.1 (b) (ix)                 Perfection Certificate

   6              5.6 (a)                      Borrowing Base Certificate

   7              5.6 (e)                      Compliance Certificate

Schedules                  Section Reference                       Title
---------                  -----------------                       -----
  1.C                                                      Permitted Debt

  1.D                                                      Permitted Liens

  3.1             3.1(b)(ix) ("Supporting Documents")      Perfection Certificate

  4.2             4.2 ("Authority")                        Authority

  4.3             4.3 ("Financial Condition")              Contingent Liabilities

  4.4             4.4 ("Litigation")                       Litigation

  4.5             4.5 ("Agreements, Etc.")                 Agreements

  4.9             4.9 ("Taxes")                            Tax Disclosures

  4.13            4.13 ("Subsidiaries")                    List of Subsidiaries

  4.14            4.14 ("Environmental")                   Environmental Disclosures

  4.15            4.15 ("ERISA")                           ERISA Disclosures

  4.18            4.18 ("Intellectual Property")           List of Intellectual Property

                                    EXHIBIT 1

                                   DEFINITIONS

1.1      DEFINED TERMS:

         "Account" means any account receivable as defined in the Code.

         "Account Debtor" means a Person who is obligated under any account, chattel paper, general intangible, payment intangible or instrument (all as defined in the Code).

         "Adjusted LIBO Rate" means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

         "Affiliate" of a Person means (a) any Person directly or indirectly owning 5% or more of the voting stock or rights of such named Person or of which the named Person owns 5% or more of such voting stock or rights; (b) any Person controlling, controlled by or under common control with such named Person; (c) any officer, director or employee of such named Person or any Affiliate of the named Person; and (d) any family member of the named Person or any Affiliate of such named Person.

         "Applicable Margin" means as to Revolving Credit Loans 2.75% and as to Equipment Loans 3.00%.

         "Benefit Plan" shall mean an employee pension benefit plan of Borrower or an ERISA Affiliate, as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA.

         "Blocked Account Agreement" means the agreement between Lender and Borrower creating the Demand Deposit Account as a blocked account and any modification or amendment thereto.

         "Borrowing" means Loans of a particular type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

         "Borrowing Base" means at any time the sum of (i) 85% of the total amount of Eligible Accounts, plus (ii) the lesser of (a) $5,500,000.00 and (b) 45% of the total amount of Raw Material Eligible Inventory plus 50% of Finished Goods Eligible Inventory, less (iii) the pending credit reserve of $40,000, less (iv) the Patent Reserve less (iv) the outstanding amount of all Letters of Credit.

         "Borrowing Base Certificate" has the meaning set forth in Subsection 5.6.(a).

                                                                         Lender:
                                                                       Borrower:

         "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Connecticut, Massachusetts, New Hampshire or Maine are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.

         "Change in Law" means (a) the adoption of any law, rule or regulation after the date of closing or (b) any change in any law, rule or regulation or in the interpretation or application thereof by any governmental authority after the date of closing.

         "Change of Control" shall mean either:

             (a) the failure by Bart Shuldman, Richard L. Cote or a Permitted Replacement Officer (as defined in this subparagraph (a)) to remain active in the management of Borrower's operations on a daily basis; provided that, in the event that either Bart Shuldman, Richard L. Cote or any Permitted Replacement Officer shall cease to remain active in the management of Borrower's operations on a daily basis (a "Management Change"), it shall not be deemed to be a Change of Control if Borrower shall give prompt written notice thereof to Lender, and Borrower shall replace such Person within ninety (90) days of the date such Management Change with a Person reasonably acceptable to Lender (any such Person, a "Permitted Replacement Officer") who will be active in the management of Borrower's operations on a daily basis; or

             (b) if Persons who are directors of Borrower as of the Closing Date (the "Incumbent Board") shall cease to constitute at least a majority of the members of the Board of Directors of Borrower at any time provided that, any Person becoming a director subsequent to the Closing Date whose election, or nomination for election by Borrower or shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of Borrower, as contemplated in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) shall, for purposes of this Agreement, be considered as though such Person were a member of the Incumbent Board of Borrower; or

             (c) the stockholders of Borrower or the Board of Directors of Borrower shall approve a plan or proposal for the acquisition of, merger, liquidation or dissolution of Borrower, or a sale, transfer or other assignment of the assets of Borrower the result of which more than 25% of its assets shall have been sold, assigned or transferred in one or a series of related transactions;

             (d) if a Person or group of Persons acting in concert (other than the direct or indirect beneficial owners of the capital stock of Borrower as of the Closing Date) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of securities of Borrower representing 15% or more of the combined voting power of the outstanding voting securities for

                                                                         Lender:
                                                                       Borrower:

the election of directors or shall have the right to elect a majority of the board of directors of Borrower, or

             (e) there shall have been a Series B Preferred Change of Control.

         "Code" means the Uniform Commercial Code, as in effect in the State of Connecticut from time to time.

         "Collateral" means the following property of Borrower, wherever located and whether now owned by Borrower or hereafter acquired (all terms shall have the meaning provided in the Code): (a) all accounts. (b) all inventory; (c) all general intangibles; (c) all chattel paper, (d) all instruments, (e) all payment intangibles, (f) all equipment, (g) all investment property, (h) all bank accounts, (i) all supporting obligations, (j) all funds in the Demand Deposit Account, the Collections Account or otherwise on deposit with or under the control of Lender or its agents or correspondents; and (k) all parts, replacements, substitutions, profits, products and cash and non-cash proceeds of any of the foregoing (including insurance proceeds payable by reason of loss or damage thereto) in any form and wherever located. Collateral shall include all written or electronically recorded books and records relating to any such Collateral and other rights relating thereto.

         "Collections Account" means the account maintained at Lender to which collections, deposits and other payments on or with respect to Collateral are made pursuant to the terms hereof, to which only Lender shall have access.

         "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the IRC.

         "Debt" means the following obligations of a Person as determined under GAAP and all such obligations which such Person has guaranteed or endorsed or is otherwise secondarily or jointly liable for including: (a) all obligations for borrowed money or purchased assets, (b) obligations secured by assets whether or not any personal liability exists, (c) the capitalized amount of any capital or finance lease obligations, (d) the unfunded portion of pension or benefit plans or other similar liabilities, and (e) contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities.

         "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, becomes an Event of Default.

         "Default Rate" means a rate equal to the lesser of (a) the Prime Rate plus three percent (3%) per annum or (b) the highest rate of interest allowed by law.

         "Demand Deposit Account" means the direct deposit account created as a blocked account under the Blocked Account Agreement.

                                                                         Lender:
                                                                       Borrower:

         "Dividend Certification" shall mean a certificate delivered to the Lender signed by Borrower's chief financial officer certifying (and setting forth such officer's calculation) that if the proposed payment of the Preferred B Dividend Payment was made as of the last day of the fiscal period for which Lender has received financial statements (each such day, a "Covenant Testing Date"), such Preferred B Dividend Payment would not have caused a breach of the financial covenants set forth in Section 7 hereof tested as of such Covenant Testing Date.

         "EBIT" means, for any period, Net Income for the Borrower (determined in accordance with GAAP) for such period calculated before taxes and tax distributions, Interest Expense, and before any extraordinary and unusual gains or losses during such period and before excluding the proceeds of any casualty event or any disposition of assets permitted hereunder.

         "EBITDA" means, for any period, EBIT for the Borrower plus depreciation plus amortization plus, in the fiscal quarter in which it is expensed, the negative impact to EBITDA of the Patent Resolution Payment in an amount not to exceed $800,000.00.

         "Eligible Accounts" means all Accounts evidenced by an invoice (valued at the face amount of such invoice, less maximum discounts, credits and allowances which may be taken by Account Debtors on such Accounts, and net of any sales tax, finance charges or late payment charges or included in the invoiced amount) created or acquired by Borrower arising from the sale of Inventory and/or the provision of certain services in Borrower's ordinary course of business (as approved by Lender) in which Lender has a first priority, perfected security interest (subject only to Permitted Liens), but excluding

         (a) Accounts outstanding for longer than the lesser of sixty (60) days from their original due date or ninety (90) days from the date of original invoice;

         (b) Accounts owed by an Account Debtor if more than thirty percent (30%) of the Accounts owed by such Account Debtor to Borrower are deemed ineligible hereunder;

         (c) Accounts owing from any Affiliate of Borrower;

         (d) Accounts owed by a creditor of Borrower to the extent of the amount of the indebtedness of Borrower to such creditor;

         (e) Accounts which are in dispute or subject to any counterclaim, contra-account or offset;

         (f) Accounts owing by any Account Debtor which is not solvent or is the subject of any bankruptcy or similar proceeding;

         (g) Accounts arising from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or similar basis or which is subject to repurchase, return, rejection, repossession, loss or damage;

         (h) Accounts owed by an Account Debtor located outside of the continental United States of America, unless Lender otherwise consents or such Account is supported by a letter of credit or credit insurance assigned to Lender and which is issued by a financial institution and in an amount which is acceptable to Lender;

         (i) Accounts owed by the United States of America or other governmental or quasi-governmental unit, agency or subdivision of the federal government of the United States of America unless Borrower shall have complied with all applicable assignment of claims

                                                                         Lender:
                                                                       Borrower:

         laws;

         (j) Accounts as to which the goods giving rise to the Account have not been delivered to and accepted by the Account Debtor or the service giving rise to the Account has not been completely performed or which do not represent a final sale;

         (k) Accounts for which the total amounts owed thereunder by an Account Debtor (together with its Affiliates) exceeds a credit limit established by Lender in its reasonable discretion (to the extent of such excess);

         (l) Accounts evidenced by a note or other instrument or chattel paper or reduced to judgment;

         (m) Accounts which, by contract, subrogation, mechanics' lien laws or otherwise, are subject to claims by Borrower's creditors or other third parties or which are owed by Account Debtors as to whom any creditor of Borrower (including any bonding company) has lien or retainage rights (to the extent of such rights);

         (n) any and all other Accounts the validity, collectibility, or amount of which is determined in good faith by Borrower or Lender to be doubtful;

         (o) Accounts owed by an Account Debtor which is located in a jurisdiction where Borrower is required to qualify to transact business or to file reports, unless Borrower has so qualified or filed; and

         (p) Accounts due from any Account Debtor which comprise more than 20% of total Accounts outstanding of the Borrower or 40% as to Accounts due from GTECH.

         No Account shall be an Eligible Account if any representation, warranty or covenant herein relating thereto shall be untrue, misleading or in default. Lender may determine, on a daily basis, whether any Account constitutes an Eligible Account, and if an Eligible Account subsequently becomes ineligible its ineligibility shall be immediate and shall set such reserves as the Lender deems reasonable and necessary.

         "Eligible Inventory" shall mean Inventory consisting of raw materials or held for sale by Borrower, normally and currently saleable in the ordinary course of Borrower's business, and which at all times pertinent hereto is of good and merchantable quality, free from defects, as to which Lender has a perfected first priority security interest and which Inventory is subject to no other Lien other than Liens in favor of Lender and Inchoate Liens, and as to which Borrower has satisfied all terms, conditions, warranties and representations of this Agreement and the Other Agreements; but Eligible Inventory shall not include any of the following: (a) catalogs, packages, shipping materials, supplies consumed in Borrower's business, shrink wrap and other promotional materials of any kind; (b) returned items; (c) work-in-process; (d) damaged, defective or recalled items; (e) obsolete items;
(f) items used as demonstrators, prototypes or salesmen's samples; (g) items of Inventory which have been consigned to Borrower or as to which a Person claims a security interest, prior assignment claim or encumbrance whatsoever other than Liens in favor of Lender; (h) items of Inventory which have been consigned by Borrower to a consignee; (i) Inventory located on premises leased by Borrower from a landlord with whom Lender has not entered into a landlord's waiver on terms satisfactory to Lender; (j) Inventory located on premises not controlled by Borrower with respect to which Lender has not received a third party waiver letter executed by the Person who controls such premises in form and substance acceptable in all respects to Lender; (k) Inventory which in the reasonable

                                                                         Lender:
                                                                       Borrower:

judgment of Lender is considered to be slow moving or otherwise not merchantable, which shall be the Borrower's excess and obsolete reserve unless Lender shall notify the Borrower otherwise; (l) Inventory located outside the United States of America; and (m) Inventory which is subject to a license agreement (other than Inventory subject to the Hewlett Packard Contract and the RDM Contract) unless Lender shall have entered into a licensor consent letter with the licensor in form and substance satisfactory to Lender; (n) the amount of any management reserve for total inventory and (o) any Inventory that Lender has reasonably determined is not acceptable due to age, type, category or quantity.

         "Environmental Laws" means, collectively the following acts and laws, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Toxic Substances Act; the Clean Water Act; the Clean Air Act; the Oil Pollution and Hazardous Substances Control Act of 1978; and any other "Superfund" or "Superlien" law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

         "Equipment" shall have the meaning provided in the Code.

         "Equipment Loan Amount" shall mean the sum of $1,000,000.

         "Equipment Loans" shall have the meaning set forth in Article 2.6 hereof.

         "Equipment Note" shall mean the promissory note(s) in the aggregate original principal amount of the Equipment Loan Amount executed by Borrower to the order of Lender for its benefit and for the ratable benefit of Lenders or to each Lender, as applicable, and dated as of the Closing Date, together with all replacements and substitutions thereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrowers, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

         "Event of Default" means any event specified as such in Section 8.1 hereof ("Events of Default"), provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both.

         "Excess Availability" means the amount available to make additional Revolving Credit Loans under the provisions of Section 2.1 hereof.

                                                                         Lender:
                                                                       Borrower:

         "Finished Goods Eligible Inventory" means Eligible Inventory consisting of finished goods.

         "Fixed Rate" means the rate of interest quoted by the Federal Home Loan Bank Board of Boston as its Classic Advance Rate for five (5) year loans plus three percent (3.00%) per annum.

         "Fixed Rate Yield Maintenance Fee" shall mean the current cost of funds, specifically the equivalent yield for Federal Home Loan Bank Board of Boston as its Classic Advance Rate with a maturity date closest to the remaining term of the applicable Equipment Note, shall be subtracted from the rate of each Fixed Rate Loan so prepaid, or default rate if applicable. If the result is zero or a negative number, there shall be no Fixed Rate Yield Maintenance Fee due and payable. If the result is a positive number, then the resulting percentage shall be multiplied by the scheduled outstanding principal balance for each remaining monthly period of this note. Each resulting amount shall be divided by 360 and multiplied by the number of days in the monthly period. Said amounts shall be reduced to present values calculated by using the above referenced current cost of funds divided by 12 and the applicable Equipment Note's remaining term in months. The resulting sum of present value amounts shall be the Fixed Rate Yield Maintenance fee due to the Lender upon prepayment of the principal of such Equipment Note plus any accrued interest due as of the prepayment date.

         "GAAP" means generally accepted accounting principles as in effect in the Unites States from time to time.

         "GTECH Contract" shall mean, collectively, the Amended and Restated GTECH Purchase Agreement dated July 14, 1999 between Borrower and GTECH Corporation, and the OEM Purchase Agreement dated July 2, 2002 between Borrower and GTECH Corporation.

         "Guarantor And Guarantors" shall mean, individually and collectively, TransAct.com, TransAct UK and any other Person which executes and becomes obligated under a Guaranty.

         "Guaranty" shall mean a guaranty of payment and performance in form satisfactory to the Lender.

         "Hewlett Packard Contract" shall mean collectively, (a) the Non-Exclusive License Agreement dated March 3, 1999 between Borrower and Hewlett-Packard Company ("HP"), (b) the Transaction Inkjet Printer Development Agreement dated March 3, 1999 between Borrower and HP and (c) the Inkjet Products OEM Sales Agreement dated February 1, 2003 between Borrower and HP, as each is in effect on the Closing Date.

         "Inchoate Lien" shall mean any of the following Permitted Liens (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or
(ii) liens securing the payment of taxes or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings.

         "Indebtedness" means all obligations now or hereafter owed to Lender by Borrower,

                                                                         Lender:
                                                                       Borrower:

whether related or unrelated to the Loan, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loan, sums advanced to pay overdrafts on any account maintained by Borrower with Lender, reimbursement obligations for outstanding letters of credit or banker's acceptances issued for the account of Borrower or its Subsidiaries, amounts paid by Lender under letters of credit or drafts accepted by Lender for the account of Borrower or its Subsidiaries, together with all interest accruing thereon, all obligations under any swap agreements as defined in 11 U.S.C. Section 101 between Lender and Borrower whenever executed, all fees, all costs of collection, attorneys' fees and expenses of or advances by Lender which Lender pays or incurs in discharge of obligations of Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.

         "Interest Expense" means, for any period, the sum, for the Borrower of the following: (a) all interest in respect of Debt accrued or capitalized during such period (whether or not actually paid during such period) plus (b) all fees, including letter of credit fees and expenses, incurred under the Loan Documents.

         "Interest Period" means with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrowers may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a LIBOR Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such LIBOR Borrowing. Notwithstanding the foregoing,

                  (x) if any Interest Period for any Revolving Credit Loan would otherwise end after the end of the Revolving Credit Period, such Interest Period shall end on the last day of the Revolving Credit Period,

                  (y) no Interest Period for the Equipment Loan may extend beyond the maturity date of the Equipment Loan, and notwithstanding the foregoing clauses (x) and (y), no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loan would otherwise be a shorter period, such Loan shall not be available hereunder as a LIBOR Loan for such period.

         "Inventory" shall have the meaning provided in the Code.

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                                                                       Borrower:

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         "IRC" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Item" means check, draft, money order or other media of payment.

         "LIBOR" when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

         "LIBO Rate" means, with respect to any LIBOR Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Markets (Telerate) Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. dollar deposits with a maturity comparable to such Interest Period.

             (f) "LIBOR Yield Maintenance Fee" shall mean an amount determined by the Lender to be equal to the excess, if any, of

                  (i) the amount of interest that the Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion or failure to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over

                  (ii) the amount of interest that the Lender would earn on such principal amount for such period if the Lender were to invest such principal amount for such period at the interest rate that would be bid by the Lender (or an affiliate of the Lender) for U.S. dollar deposits from other banks in the Eurodollar market at the commencement of such period.

                  A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant hereto and setting forth in reasonable detail the basis for such claim and a calculation of the amount payable to the Lender shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

         "Lien" means any mortgage, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or

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                                                                       Borrower:

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other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law or otherwise.

         "Lien Waiver" means a waiver or subordination of any right to any Collateral whether by statutory or voluntary lien pursuant to a written agreement containing terms and conditions satisfactory to Lender.

         "Loan" means the Revolving Credit Loans and the Equipment Loans.

         "Loan Documents" means this Agreement, any other Security Agreement, the Equipment Note, the Revolving Credit Note, Borrowing Base Certificates, UCC-1 financing statements and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Indebtedness contemplated hereby or delivered in connection herewith, as they may be modified.

         "Material Adverse Effect" means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, prospects or condition (financial or otherwise) of Borrower and/or any other Person obligated under any of the Loan Documents, or (iii) material adverse effect upon the ability of Borrower or any other Person to fulfill any obligation under any of the Loan Documents.

         "Maximum Loan Amount" means $11,500,000.

         "Multiemployer Plan" shall mean a plan described in Section 4001(a)(3) of ERISA which covers employees of Borrower or any ERISA Affiliate.

         "Net Income" means net income of the Borrower on a combined basis determined in accordance with GAAP after giving effect to tax distributions.

         "Non-Takeover Common Stockholder" shall mean a Beneficial Owner (as such term is defined in the Series A Rights Agreement) of shares of Borrower's common stock who holds Series A Rights and transferees of the Series A Rights held by such Beneficial Owner, provided that such Beneficial Owner or transferee is not (a) an Acquiring Person or an Affiliate or Associate (as "Acquiring Person", "Affiliate" and "Associate" are defined in the Series A Rights Agreement) of such Acquiring Person or (b) a transferee of such Acquiring Person which is subject to the same restrictions of an Acquiring Person under the terms of the Series A Rights Agreement.

         "Okidata Contract" shall mean the OEM Purchase Agreement dated June 8, 2003 between Borrower and Oki Data Americas, Inc.

         "Operating Cash Flow" means EBITDA less cash taxes paid or distributions to shareholders of any nature less unfinanced Capital Expenditures.

                                                                         Lender:
                                                                       Borrower:

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         "Patent Resolution Payment" shall mean the actual dollar amount expensed by the Borrower, if any, for the past use of technology covered by certain patents of a competitor, as such claims have been previously disclosed to the Lender.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor agency

         "Permitted Debt" means (a) the Indebtedness; (b) any other Debt listed on Schedule 1.C hereto (if any) and any extensions, renewals, replacements, modifications and refundings of any such Debt; provided, however, that the principal amount of such Debt may not be increased from the amount shown as outstanding on such exhibit, except as provided on such exhibit, (c) Subordinated Debt, (d) debt incurred for capital expenditures secured only by the capital asset purchased with such debt, and (e) other unsecured Debt in an aggregate principal amount not to exceed $200,000 at any one time outstanding.

         "Permitted Liens" shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder, (ii) liens or security interests in favor of Lender, (iii) zoning restrictions and easements, rights of way, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a Material Adverse Effect on Borrower's ability to use such real property for its intended purpose in connection with Borrower's business, (iv) liens securing the payment of taxes or other governmental charges not yet delinquent or being contested in good faith and by appropriate proceedings, (v) liens incurred or deposits made in the ordinary course of Borrower's business in connection with capitalized leases or purchase money security interests for purchase of Equipment, (vi) liens securing indebtedness owing by any Subsidiary to Borrower to the extent such indebtedness is permitted under Section 6.13, or to any other Subsidiary of Borrower, (vii) deposits to secure performance of bids, trade contracts, leases and statutory obligations (to the extent not excepted elsewhere herein); (viii) liens specifically permitted by Lender in writing or set forth on Schedule 1.D attached hereto; (ix) any lien arising out of the refinancing, extension, renewal or refunding of any indebtedness secured by any lien permitted by any of the foregoing sections (v), (vi) and (viii) provided that (a) such indebtedness is not secured by any additional assets, and (b) the amount of such indebtedness is not increased; (x) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (xi) grants of security and rights of setoff in Deposit Accounts, securities and other properties held at banks or financial institutions to secure the payment or reimbursement under overdraft, acceptance and other facilities, and (xii) rights of setoff, banker's lien and other similar rights arising solely by operation of law.

         "Person" means any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, limited or general partnership, any government or any agency or political subdivision of any government, or any other entity or organization.

         "Preferred B Dividend Payment" shall have the meaning specified in
Section 6.3 hereof.

                                                                         Lender:
                                                                       Borrower:

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

         "Preferred Stock" shall mean, collectively, the Series A Preferred Stock and the Series B Preferred Stock.

         "Prime Rate" shall the Prime Rate as published in the Wall Street Journal on any date.

         "Prohibited Transaction" shall mean a prohibited transaction described in Section 406 of ERISA or Section 4975 of the IRC.

         "Projections" means Borrower's forecasted consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, and (iii) cash flow statements, all prepared on a fiscal month by fiscal month basis and on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

         "Raw Material Eligible Inventory" means Eligible Inventory consisting of raw materials.

         "RDM Contract" shall mean the Software License Agreement dated December 9, 1996 between Research, Development, and Manufacturing Corporation and Borrower, as in effect on the Closing Date

         "Regulated Materials" means any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

         "Reportable Event" shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder for which the 30-day notice of such event has not been waived pursuant to such regulations.

         "Revolving Credit Loan" means a Loan made pursuant to and as limited by
Section 2.1.

         "Revolving Credit Period" means the period from and including the date of this Agreement to but not including August 1, 2006.

         "Security Agreement" means this Agreement as it relates to a security interest in the Collateral, and any other mortgage, security agreement or similar instrument now or hereafter executed by Borrower or other Person granting Lender a security interest in any Collateral to secure the Indebtedness.

         "Series A Preferred Stock" shall mean Borrower's Series A Preferred Stock as evidenced on the Closing Date by (a) the Certificate of Designation of Borrower filed on December 2, 1997 with the Delaware Secretary of State and (b) the Series A Rights Agreement.

         "Series A Right" shall have the meaning given to the term "Right" in the Series A Rights Agreement.

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                                                                       Borrower:

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         "Series A Rights Agreement" shall mean the Amended and Restated Rights
Agreement dated as of February 16, 1999 between Borrower and American Stock Transfer & Trust Company as in effect on the Closing Date.

         "Series B Preferred Change Of Control" shall mean a "Change of Control" as such term is defined in the Certificate of Designation of Borrower filed on April 6, 2000 with the Delaware Secretary of State.

         "Series B Preferred Stock" shall mean Borrower's Series B Preferred Stock as evidenced on the Closing Date by (a) the Certificate of Designation of Borrower filed on April 6, 2000 with the Delaware Secretary of State and (b) the Preferred Stock Purchase Agreement dated as of March 20, 2000 between the Borrower, Advance Capital Partners, L.P. and Advance Capital Offshore Partners, L.P.

         "Solvent" means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair valuation greater than its liabilities, at fair valuation.

         "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Lender is subject with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

         "Subordinated Debt" means any Indebtedness of the Borrower consented to in writing by Lender and by its terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Debt) is made subordinate and junior in right of payment to the Loans and to such Borrower's other obligations to Lender hereunder by provisions reasonably satisfactory in form and substance to the Lender.

         "Subordination Agreement" shall mean an agreement satisfactory to the Lender subordinating the payment and position of any Subordinated Debt.

         "Subsidiary" means any corporation, partnership or other entity in which Borrower, directly or indirectly, owns more than fifty percent (50%) of the stock, capital or income interests, or other beneficial interests, or which is effectively controlled by such Person.

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                                                                       Borrower:

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

         "Tangible Capital Funds" means at any date of determination, the stockholders' equity (excluding Series B Preferred Stock) of the Borrower determined in accordance with GAAP plus the outstanding principal amount of any Subordinated Indebtedness minus the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks, tradenames and copyrights, (c) all reserves not already deducted from assets, (d) any write-up in the book value of assets resulting from any revaluation thereof subsequent to the date of closing and (e) any and all items included as assets on the balance sheet of the Borrower if and to the extent such items consist of the equity in Subsidiaries or other joint ventures holdings or similar investments.

         "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (ii) the withdrawal of Borrower or any member of the Controlled Group from a Benefit Plan or Multiemployer Plan during a plan year in which such entity was a "substantial employer" as defined in
Section 4001(a) (2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (b) that may reasonably result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan.

         "Total Debt Service" means, for any period, the sum, for the Borrower (determined on a combined basis without duplication in accordance with GAAP), of the following: (a) all regularly scheduled payments of any Debt (including the Equipment Loans and the principal component of any payments in respect of capital lease obligations and permitted payments under Subordinated Debt) plus
(b) all Interest Expense for such period.

         "Transact.Com" shall mean TransAct.com, Inc., a Delaware corporation.

         "Transact UK" shall mean TransAct Technologies Limited, a corporation incorporated under the laws of the United Kingdom.

         "Type" shall mean each type of loan hereunder either a Revolving Credit Loan or an Equipment Loan.

         Financial Terms. All financial terms used herein shall have the meanings assigned to them under GAAP unless another meaning shall be specified.

         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will"

                                                                         Lender:
                                                                       Borrower:

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

shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

                                                                         Lender:
                                                                       Borrower:

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